ELITE PHARMACEUTICALS ANNOUNCES ACQUISITION OF GENERIC NALTREXONE PRODUCT

NORTHVALE, N.J. – September 1, 2010 – Elite Pharmaceuticals, Inc. ("Elite" or the “Company") (OTCBB: ELTP) announced today the acquisition of a currently approved Abbreviated New Drug Application (ANDA) for naltrexone hydrochloride 50 mg tablets from Mikah Pharma LLC (“Mikah”).  The brand product and its generic equivalents had annual sales of approximately $14 million in 2009 and there are currently three other approved generic manufacturers plus the innovator.  The transfer of the ANDA will begin immediately and Elite expects to begin manufacture of the product early next year.  Pursuant to the agreement, Elite will be entitled to sell the drug in the United States and its territories, including Puerto Rico, and has licensed to Mikah the right to sell the drug in the remainder of the world.

Elite also has entered into an agreement with Mikah for a product to be developed.  Elite will be responsible for the formulation, analytical development, clinical batch manufacture and validation work for the product and will seek approval of the product from the FDA pursuant to 505(b)2 of the Drug Price Competition Act.  Upon approval, Elite will manufacture the product and the parties will negotiate in good faith a manufacturing and supply agreement for the product.  Elite will also receive a royalty of five percent of net sales after product launch and prior to the introduction of the first generic of the product.

“These acquisition and development agreements continue our strategy of leveraging the manufacturing and development expertise of the company into products that we believe may generate positive cash flow to support our research activities,” stated Jerry Treppel, Chairman and CEO.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops and manufactures oral, controlled-release products using proprietary technology. Elite's strategy includes life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry.  Elite developed and manufactures for its partner, Lodrane 24® and Lodrane 24D®, for allergy treatment and expects to launch soon three approved generic products.   Elite also has a pipeline of additional generic drug candidates under active development and the Company is developing ELI-216, an abuse resistant oxycodone product, and ELI-154, a once-a-day oxycodone product.   Elite conducts research, development and manufacturing in its facility in Northvale, New Jersey.

This news release contains forward-looking statements, including the statement that the acquisition and development of the naltrexone hydrochloride product may generate positive cash flow to support the Company’s research activities.   These statements involve known and unknown risks, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of the companies to be materially different from the results, performance or other expectations implied by these forward-looking statements. In particular, because substantial future testing will be required prior to approval, the results described above may not be supported by additional data or by the results of subsequent trials. These risks and other factors, including the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, and intellectual property protections and defenses, are discussed in Elite's filings with the Securities and Exchange Commission such as the 10K, 10Q and 8K reports. Elite undertakes no obligation to update any forward-looking statements.

Contact:

For Elite Pharmaceuticals, Inc.
Dianne Will, Investor Relations, 518-398-6222
Dianne@elitepharma.com
www.elitepharma.com